Exhibit 99.1

191 Mason Street Greenwich, Connecticut 06830 t: 203.629.9595 Associated-Capital-Group.com

For Immediate Release:
	Contact:	Timothy H. Schott Chief Financial Officer (203) 629-9595 Associated-Capital-Group.com

Associated Capital Reports Estimated Full Year and Fourth Quarter Results

Greenwich, CT, January 26, 2022 – Associated Capital Group, Inc. (“AC” or the “Company”), announced today a preliminary estimate of its financial results for the fourth quarter and year ended December 31, 2021.

As of December 31, 2021, AC’s book value is estimated to be within the range of $42.38 to $42.58 per share, compared to $42.24 per share at September 30, 2021 and $40.36 at December 31, 2020.

Assets under management were $1.78 billion at December 31, 2021 as compared to $1.35 billion at December 31, 2020.

Associated Capital will be issuing further details on its financial results in February.

About Associated Capital Group, Inc.
Associated Capital, based in Greenwich, Connecticut, is a diversified global financial services company that provides alternative investment management through Gabelli & Company Investment Advisers, Inc. (“GCIA” f/k/a Gabelli Securities, Inc.). We have also earmarked proprietary capital for our direct investment business that invests in new and existing businesses. The direct investment business is developing along three core pillars: Gabelli Private Equity Partners, LLC (“GPEP”), formed in August 2017 with $150 million of authorized capital as a “fund-less” sponsor; the SPAC business (Gabelli special purpose acquisition vehicles), launched in April 2018; and Gabelli Principal Strategies Group, LLC (“GPS”), created to pursue strategic operating initiatives.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION
Our disclosure and analysis in this press release contain “forward-looking statements”. Forward-looking statements convey our current expectations or forecasts of future events. You can identify these statements because they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning. They also appear in any discussion of future operating or financial performance. In particular, these include statements relating to future actions, future performance of our products, expenses, the outcome of any legal proceedings, and financial results. Although we believe that we are basing our expectations and beliefs on reasonable assumptions within the bounds of what we currently know about our business and operations, the economy and other conditions, there can be no assurance that our actual results will not differ materially from what we expect or believe. Therefore, you should proceed with caution in relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance.